                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (Amendment No.   )


Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[_] Preliminary Proxy Statement              [_] CONFIDENTIAL, FOR USE OF THE
                                                 COMMISSION ONLY (AS PERMITTED
                                                 BY RULE 14a-6(e)(2))

[X] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material Pursuant to (S)240.14a-11(c) or (S)240.14a-12

                                   NVR, Inc.
--------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)

                                   NVR, Inc.
--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X] No fee required.
[_] Fee computed on table below per Exchange Act Rule 14a-6(i)(4) and 0-11

    (1) Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

    (2) Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

    (4) Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

    (5) Total fee paid:

        ------------------------------------------------------------------------

[_] Fee paid previously with preliminary materials.

[_] Check box if any part of the fee is offset as provided by Exchange Act Rule
    0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1) Amount Previously Paid:

        ------------------------------------------------------------------------

    (2) Form, Schedule or Registration Statement No.:

        ------------------------------------------------------------------------

    (3) Filing Party:

        ------------------------------------------------------------------------

    (4) Date Filed:

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Notes:

                                     LOGO
                                   NVR, INC.
                             7601 LEWINSVILLE ROAD
                               MCLEAN, VA 22102

                   NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             TUESDAY, MAY 5, 1998

  The Annual Meeting (the "Meeting") of Shareholders of NVR, Inc. (the "Company") will be held at the Company's headquarters at 7601 Lewinsville Rd., Suite 300, McLean, Virginia on Tuesday, May 5, 1998, at 11:30 A.M., Eastern Time, for the purpose of considering and acting upon the following matters:

    1. The election of three (3) directors to serve three (3) year terms and until their successors are duly qualified and elected;

    2. Ratification of appointment of independent auditors for the year ending December 31, 1998; and

    3. Such other business as may properly be brought before the Meeting or any adjournment thereof.

  The Board of Directors has established the close of business on March 2, 1998 as the record date for the Meeting. Only shareholders of record as of that date shall be entitled to notice of and to vote at the Meeting or any adjournment thereof.

  You are urged to date and sign the enclosed proxy card and return it promptly in the accompanying envelope. You are invited to attend the Meeting in person. If you do attend the Meeting, you may withdraw your proxy and vote in person.

                                          By order of the Board of Directors,

                                          /s/ James M. Sack
                                          James M. Sack
                                          Vice President, Secretary and
                                           General Counsel

April 3, 1998

                                   NVR, INC.
                             7601 LEWINSVILLE ROAD
                               MCLEAN, VA 22102

                                PROXY STATEMENT

  This Proxy Statement is being mailed on or about April 3, 1998 in connection with the solicitation on behalf of the Board of Directors of NVR, Inc., a Virginia corporation ("NVR" or the "Company"), of proxies for use at the Annual Meeting of Shareholders of the Company to be held on Tuesday, May 5, 1998, at the Company's headquarters at 7601 Lewinsville Rd, Suite 300, McLean, Virginia 22102, at 11:30 A.M., Eastern Time, and at any and all postponements and adjournments thereof.

  The cost of solicitation of proxies will be borne by NVR, including expenses in connection with preparing, assembling and mailing the proxy solicitation materials and all papers accompanying them. The Company may reimburse brokers or persons holding shares in their names or in the names of their nominees for their expenses in sending proxies and proxy material to beneficial owners. In addition to solicitation by mail, certain officers, directors and regular employees of the Company, who will receive no extra compensation for their services, may solicit proxies by telephone, telecopy or personally. The Company has retained Corporate Investor Communications, Inc. to assist in the solicitation of brokers, bank nominees and institutional holders for a fee of $3,000 plus out-of-pocket expenses.

  All voting rights are vested exclusively in the holders of the Company's common stock, par value $.01 per share (the "Common Stock"). Only shareholders of record as of the close of business on March 2, 1998 (the "Record Date") are entitled to receive notice of and to vote at the Annual Meeting.

  The persons named in the accompanying proxy card will vote shares of Common Stock represented by all valid proxies in accordance with the instructions contained thereon. In the absence of instructions, shares represented by properly executed proxies will be voted in favor of the election of those three persons designated hereinafter as nominees for Class II directors of the Company, in favor of the ratification of KPMG Peat Marwick LLP as the Company's Independent Auditors for 1998, and in the discretion of the named proxies with respect to any other matters presented at the Annual Meeting. With respect to the tabulation of proxies, abstentions and broker non-votes have no effect on the vote. Any shareholder may revoke his or her proxy at any time prior to its use by filing with the Secretary of the Company, at 7601 Lewinsville Road, McLean, Virginia 22102, written notice of revocation or a duly executed proxy bearing a later date or by attending the Annual Meeting and voting in person. Execution of the enclosed proxy will not affect your right to vote in person if you should later decide to attend the Annual Meeting.

  As of the Record Date, the Company had outstanding a total of 11,515,562 shares of Common Stock, each share of which is entitled to one vote. The presence, either in person or by proxy, of persons entitled to vote a majority of the outstanding Common Stock is necessary to constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's Restated Articles of Incorporation and Bylaws, holders of Common Stock are not entitled to vote such shares on a cumulative basis.

                             ELECTION OF DIRECTORS

                                 (PROPOSAL 1)

  The Company's Board of Directors is divided into three classes. At the 1998 Annual Meeting, the following persons constituting Class II of the directors are to be elected to hold office for a three year term and until their successors are duly qualified and elected:

                               Manuel H. Johnson
                               David A. Preiser
                                 John M. Toups

  The affirmative vote of the holders of a plurality of the votes cast by the shares entitled to vote in person or by proxy at the Annual Meeting is required for the election of each of the three nominees named above. Unless marked otherwise, proxies received will be voted for the election of each of the three nominees named above. The Board of Directors of the Company does not contemplate that any of its proposed nominees listed above will become unavailable for any reason, but if any such unavailability should occur before the Annual Meeting, proxies may be voted for another nominee selected by the Board of Directors.

                THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
              THE FOREGOING NOMINEES AS DIRECTORS OF THE COMPANY.

  The following sets forth certain pertinent information with respect to the current directors of the Company, including the nominees listed above.

                                              YEAR FIRST ELECTED/
         NAME                             AGE    TERM EXPIRES
         ----                             --- -------------------
         Dwight C. Schar(2)(3)(4)........  56      1993/1999
         C. Scott Bartlett, Jr.(1)(4)....  65      1993/2000
         Manuel H. Johnson(1)(4).........  49      1993/1998
         William A. Moran(2)(3)..........  51      1993/2000
         Richard H. Norair, Sr.(1)(4)....  69      1993/2000
         David A. Preiser(2)(4)..........  41      1993/1998
         George E. Slye(1)(3)............  67      1993/1999
         John M. Toups(2)(3).............  72      1993/1998

--------
(1) Member of Audit Committee
(2) Member of Compensation Committee
(3) Member of Executive Committee
(4) Member of Nominating Committee

  Dwight C. Schar has been chairman of the board, president and chief executive officer of NVR, as well as chairman of the board of NVR Homes, Inc. ("Homes") and NVR Financial Services, Inc. ("NVRFS"), since September 30, 1993.

  C. Scott Bartlett, Jr. has been a director of NVR since September 30, 1993. Mr. Bartlett is self-employed as a consultant, working with financial institutions in the areas of credit policy, loan approval, and loan workouts. In conjunction with such activities, he served as senior vice president and chief credit officer of MTB Bank from 1992 to 1994. Mr. Bartlett is also a director of The Bibb Company, Harvard Industries, Inc., Janus American Group, Inc., MTB Bank and Data Services and Solutions, Inc.

  Manuel H. Johnson has been a director of NVR since September 30, 1993. Dr. Johnson is co-chairman and senior partner in Johnson Smick International, Inc., an international financial policy consulting firm. Effective August 1, 1997, Dr. Johnson was elected chairman of the Board of Trustees and president of the Financial Accounting Foundation, which oversees the Financial Accounting Standards Board. Also during 1997,

Dr. Johnson was named a member of the Independence Standards Board formed jointly by the Securities and Exchange Commission and the American Institute of Certified Public Accountants. He was also Koch Professor of International Economics and Director of the Center for Global Market Studies at George Mason University from September 1990 to September 1994. Dr. Johnson is a founder and co-chairman of the Group of Seven Council, an international commission supporting economic cooperation among the major industrial nations. He is a director of Dean Witter Intercapital Funds Group, Trust Company of the West/Dean Witter Funds, Greenwich Capital Markets, Inc., and the NASDAQ Stock Market, Inc.

  William A. Moran has been a director of NVR since September 30, 1993. In addition, Mr. Moran is the chairman of Elm Street Development, Inc. ("Elm Street"). Mr. Moran is also a director and shareholder of Craftmark, Inc., a small homebuilder in Virginia and Maryland, and The Crafstar, Inc. which develops, invests in and periodically sells apartments, condominiums and townhomes in Virginia and Maryland.

  Richard H. Norair, Sr. has been a director of NVR since September 30, 1993. Mr. Norair has been involved in the Norair Companies for 47 years. The Norair Companies are engaged in real estate development, prime construction contracting, nursing home development, and manufacturing of specialized equipment and parts for the power generating industry, worldwide. Mr. Norair is chairman of the board of Norair Engineering Corporation, the parent company of the Norair Companies, and also chairman of NorCare, Inc. and Mericare Associates. He is president of Norair Corporation and Norair International. Mr. Norair has been president of various trade groups, including Master Builders Association, Construction Contractors Council, Sheetmetal Contractors Association, and Joint Carpentry Apprentice Council.

  David A. Preiser has been a director of NVR since September 30, 1993. Mr. Preiser is a managing director of the investment banking firm of Houlihan Lokey Howard & Zukin ("Houlihan Lokey"), where he has been employed in coordinating the firm's real estate and financial restructuring activities since September 1990. Mr. Preiser is a director of Jos. A Bank Clothiers, Inc.

  George E. Slye has been a director of NVR since September 30, 1993. Mr. Slye has been the chief executive officer and owner of GESCOM, Inc., a real estate investment firm, since 1983.

  John M. Toups has been a director of NVR since September 30, 1993. Mr. Toups held various management positions with Planning Research Corporation from 1970 through 1987, for which he was chief executive officer from 1978 to 1987 and chairman from 1982 to 1987. He is also a director of the George Mason University Foundation, INOVA Health System Foundation, Halifax Corporation, CACI International, Telepad Corporation, Thermatrix, Inc and GTSI.

  The Board of Directors has an Audit, Compensation, Executive and Nominating Committee. The primary functions of these committees are as follows:

    The Audit Committee provides guidance on financial reporting and makes recommendations concerning the appointment of the Company's independent public accountants. The Committee reviews the audit services and the scope of the annual audit performed by the Company's independent auditors. The Committee also reviews the adequacy of the Company's internal controls and reviews the scope and activities of the Company's Internal Audit Department.

    The Compensation Committee determines the compensation of the Chief Executive Officer and reviews the recommendation of compensation made by the Chief Executive Officer for all other officers of the Company. The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company.

    The Executive Committee has such powers, authority and responsibilities as may be determined by a majority of the entire Board of Directors.

    The Nominating Committee recommends to the Board of Directors candidates for election as directors. Shareholders wishing to communicate with the Nominating Committee concerning potential director candidates may do so by corresponding with the Secretary of the Company and including the name and biographical data of the individual being suggested.

  The Board of Directors met eight times in 1997. Also, during 1997 the Compensation Committee met three times, the Audit Committee met four times, and the Nominating Committee met once.

  Each outside director of the Board is paid $6,250 per quarter for serving as a director and fees of $1,250 for each meeting attended.

        SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

  The following table sets forth certain information as to the beneficial ownership of Common Stock by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock as of the dates indicated and each director and executive officer and by all directors and executive officers as a group as of March 2, 1998. Except as otherwise indicated, all shares are owned directly and the owner has sole voting and investment power with respect thereto.

CERTAIN BENEFICIAL OWNERS

      NAME AND ADDRESS OF HOLDER               NUMBER OF SHARES PERCENT OF CLASS
      --------------------------               ---------------- ----------------
      Sanford C. Bernstein & Co...............   1,063,177(1)         9.2%
       One State Street Plaza
       New York, NY 10004
      Quaker Capital Management...............     722,800(2)         6.3%
       401 Wood Street
       Suite 1300
       Pittsburgh, PA 15222-1824

--------
(1) Based upon information contained within a Schedule 13G filing by such entity dated February 4, 1998.
(2) Based upon information contained within a Schedule 13G filing by such entity dated February 12, 1998.

DIRECTORS AND MANAGEMENT

      NAME                                 NUMBER OF SHARES    PERCENT OF CLASS
      ----                                 ----------------    ----------------
      Dwight C. Schar....................       915,050(1)           7.7%
      C. Scott Bartlett, Jr..............        22,750(2)
      Manuel H. Johnson..................        33,150(2)             *
      William A. Moran...................        22,750(2)             *
      Richard H. Norair, Sr..............        22,750(2)             *
      David A. Preiser...................        23,750(2)             *
      George E. Slye.....................        22,750(2)             *
      John M. Toups......................        30,900(3)             *
      Michael J. Cannizzo................       142,591(4)(5)        1.2%
      William J. Inman...................       176,751(4)           1.5%
      James M. Sack......................         1,114                *
      Paul C. Saville....................       224,486(4)           1.9%
      Dennis M. Seremet..................        44,827(6)             *
                                              ---------
      All directors and executive
       officers as a group (13 persons).....  1,683,619

--------
 * Less than 1%.
(1) Includes 313,000 vested options, 40,481 shares owned by his wife, 13,852 shares owned by his children, 1,591 vested shares held by the NVR Employee Stock Ownership Plan in trust, and 31,045 vested shares held as a discretionary investment in the NVR, Inc. Profit Sharing Plan in trust.
(2) Includes 22,750 options issued under the NVR Directors' Long Term Incentive Plan.
(3) Includes 22,750 options issued under the NVR Director's Long Term Incentive Plan, and 43 shares owned by his wife.
(4) Includes 75,000 vested options, and 1,591 vested shares held by the NVR Employee Stock Ownership Plan in trust.
(5) As of September 30, 1997, Mr. Cannizzo ceased being an executive officer.
(6) Includes 14,900 vested options, and 1,591 vested shares held by the NVR Employee Stock Ownership Plan in trust.

            COMPENSATION COMMITTEE REPORT ON EXECUTIVE COMPENSATION

COMPENSATION PHILOSOPHY

  The Compensation Committee (the "Committee") of the NVR Board of Directors is responsible for determining and periodically evaluating the various levels and methods of compensating the Company's executive officers and directors. The Committee's philosophy regarding executive compensation is to provide a total compensation program for executive officers which is competitive with the compensation packages of other companies in the homebuilding and mortgage banking businesses and which includes performance based compensation which effectively aligns the interests of management with those of the Company's shareholders. The Company's compensation package consists of base salary, annual incentive compensation and long-term incentives consisting of non-qualified stock options and stock awards ("Performance Shares"). This performance orientation is accomplished by placing a large portion of executive compensation at risk, dependent upon the achievement of annual and long-term financial objectives tied to the Company's business plan and is intended to enhance shareholder value. From time to time, the Company retains compensation consultants from KPMG Peat Marwick LLP, an independent and nationally known public accounting and consulting firm, to review the reasonableness and appropriateness of the executive compensation program. After their latest analysis conducted in 1996, KPMG Peat Marwick LLP concluded that the Company's executive compensation program, as more fully described below, is consistent with the Company's philosophy of creating long-term shareholder value and is strongly linked to performance based financial objectives. There were no material changes to the Company's compensation programs during 1997.

BASE SALARY

  The base salary levels for the executive officers are reviewed annually by the Committee. Salaries, including executive salaries, are generally established at the average market rate of other companies of comparable size, particularly major homebuilding and residential mortgage companies, some of which are companies included in the Dow/Home Construction Index. In addition, consideration is given to individual experience as well as individual performance and the performance of those operations for which the executive is responsible. Three of the executive officers' 1998 base salaries were increased over their 1997 base salaries.

ANNUAL INCENTIVE COMPENSATION

  All of the executive officers participate in the Company's annual incentive compensation plan. Each participant has a maximum potential payout which is limited to a fixed percentage of the executive's salary. Each executive officer has an opportunity to earn an annual incentive award which is based on actual financial results achieved compared to the business plan approved by the Board of Directors. The maximum incentive opportunity is earned only if certain business objectives are met or exceeded. At the beginning of each year, financial targets are established by the Committee for predetermined key result areas which are tied to the Company's annual business plan. These annual objectives are consistent with the current year's portion of the Company's five year business plan. The key result areas used throughout the homebuilding operation are earnings before interest and taxes, pre-tax profit and return on assets. The primary key result areas used for the mortgage banking operation are pre-tax profit and return on invested capital. The key result area for corporate executives is predicated upon pre-tax profit. For 1997, the executive officers substantially exceeded their financial objectives and received the maximum incentive award (100% of base salary).

LONG-TERM COMPENSATION

  NVR's long-term incentive programs, administered by the Committee, are designed to focus the attention of executive officers on the Company's long-term goals and link the interests of executive officers to those of the shareholders. Awards under the Company's long-term incentive programs also encourage the retention of key executive personnel. In support of these objectives, the Company's executive officers have historically participated in long-term, stock-based incentive programs designed to award grants of stock options or performance shares over a long-term vesting schedule if certain cash flow, financial or employment objectives are met.

  The named executive officers are eligible to earn for each of 1997, 1998 and 1999 Performance Shares granted in prior years under the NVR, Inc. 1994 Management Equity Incentive Plan (the "Equity Incentive Plan") if certain earnings targets are met or exceeded. Because the Company exceeded its earnings objectives for 1997, the named executive officers (including the chief executive officer) earned an aggregate of 172,332 Performance Shares under the Equity Incentive Plan. In addition, the named executive officers participate in the Management Long-Term Stock Option Plan (see the summary compensation table below). The last option grants under the Management Long-Term Stock Option Plan were made in 1996, and will vest in one-third increments in each of 2000, 2001 and 2002 based upon continued employment.

  The named executive officers, as well as other key members of senior management, also participate in the NVR, Inc. High Performance Compensation Plan ("HP Plan"). The objective of the HP Plan is to reward the named executive officers and members of senior management for superior performance by the Company, measured by the three-year aggregate growth in earnings per share over a threshold equal to the base year earnings per share compounded by ten percent over the same three year period. Eligible participants will be allocated a specified percentage of a pool, the aggregate amount of which will be equal to a percentage of earnings in excess of the threshold. Payments to participants under the Plan will be made in three installments, with one-third payable in 2000, 2001, and 2002. Full payment to participants of benefits earned under the HP Plan is contingent upon continued employment by the participants through 2001. Participants may elect to defer receipt of their payments and instead accrue phantom stock units that would be paid on specified future dates.

CHIEF EXECUTIVE OFFICER COMPENSATION

  Mr. Dwight C. Schar has been Chairman of the Board, President and Chief Executive Officer of the Company since its inception. The compensation program for the CEO is linked to the long-term strategic and financial goals of the Company, and encourages the creation of shareholder value. A significant amount of the CEO's compensation is tied to the Company's performance and is at risk, in the form of annual incentive compensation, stock options, and performance shares. The Committee believes the compensation program for the CEO is consistent with the Company's philosophy for compensating executive officers and it encourages long-term shareholder value.

  The CEO's 1997 annual incentive compensation opportunity was based on predetermined pre-tax profit objectives tied to the Company's business plan which was approved by the Board of Directors. As previously noted, for 1997, the pre-tax profit objectives for the Company were substantially exceeded and the CEO received the maximum award of 100% of his base salary.

  The CEO received a non-qualified stock option grant of 500,000 stock options during 1996 under the Management Long-Term Stock Option Plan. The CEO earned 85,666 Performance Shares (as described above) under the Equity Incentive Plan during 1997, and is a participant in the NVR, Inc. High Performance Compensation Plan as described above.

STOCK OWNERSHIP REQUIREMENTS OF THE CHIEF EXECUTIVE OFFICER, EXECUTIVE OFFICERS AND CERTAIN MEMBERS OF SENIOR MANAGEMENT

  The Committee has established and adopted guidelines that require the CEO, other executive officers and certain members of senior management ("Management") to acquire and hold a specified minimum level of Common Stock (the "Guidelines"). Under the Guidelines adopted by the Board, Management must acquire and hold Shares with a total fair market value ranging from one (1) to eight (8) times their annual base salaries, with the CEO required to acquire and hold Common Stock with a fair market value equal to a minimum of eight (8) times his annual base salary. The Committee believes that the imposition of a long-term holding requirement for Management provides for additional incentive to enhance shareholder value by linking the interests of such persons directly to those of the shareholders. Management must comply with the Guidelines by December 31, 2000. In the event of non-compliance at December 31, 2000, or at any date thereafter, a Participant subject to the Guidelines will receive one-half of any earned annual incentive compensation in restricted stock until compliance with the Guidelines is attained.

COMPENSATION COMMITTEE AND OPTION SUBCOMMITTEE

  The Committee consists of the four individuals named below, all of whom, except Mr. Dwight C. Schar, are outside directors of the Company.

  The Option Subcommittee of the Compensation Committee administers and interprets incentive compensation and option plans for employees of the Company. The Option Subcommittee consists of Messrs. Preiser and Toups. Frederick W. Zuckerman was a member of both the Compensation Committee and the Option Subcommittee until his term ended due to death on September 20, 1997.

THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS:

  John M. Toups, Chairman, William A. Moran, David A. Preiser, and Dwight C. Schar.

                            EXECUTIVE COMPENSATION

  Shown below is certain information concerning the compensation for services in all capacities to NVR for the years ended December 31, 1997, 1996 and 1995 of those persons who were, at December 31, 1997, (i) the Chief Executive Officer, (ii) the three other employee executive officers of NVR, and an individual not serving as an executive officer as of December 31, 1997, but who would have otherwise been included in the table below if not for that fact.

                          SUMMARY COMPENSATION TABLE

                                       ANNUAL COMPENSATION                    LONG-TERM COMPENSATION
                              -------------------------------------- ----------------------------------------
NAME AND                                   INCENTIVE    OTHER ANNUAL   STOCK        LTIP         ALL OTHER
PRINCIPAL POSITION       YEAR  SALARY   COMPENSATION(1) COMPENSATION OPTIONS(2) PAYOUTS(3)(4) COMPENSATION(5)
------------------       ---- --------- --------------- ------------ ---------- ------------- ---------------
Dwight C. Schar......... 1997 $ 681,000    $ 681,000       $ --           --     $ 1,873,944      $ 8,000
 Chairman of the Board   1996   681,000      681,000         --       500,000        833,196        7,750
 Board, Chief Executive  1995   642,500      642,500         --           --         640,092        7,750
 Officer and President
Michael J. Cannizzo..... 1997 $ 220,500    $ 220,500       $ --           --     $   218,750      $ 8,000
 Senior Vice President-- 1996   234,000      234,000         --           --         208,000        7,750
 Administration(6)       1995   229,500      229,500         --           --         160,000        7,750
William J. Inman........ 1997 $ 289,000    $ 289,000       $ --           --     $   765,625      $ 7,500
 President of NVRFS      1996   289,000      289,000         --       100,000        208,000        7,500
                         1995   277,800      277,800         --           --         160,000        7,500
Paul C. Saville......... 1997 $ 244,000    $ 244,000       $ --           --     $   765,625      $ 8,000
 Senior Vice President,  1996   244,000      244,000         --       175,000        208,000        7,750
 Chief Financial Officer 1995   230,400      230,400         --           --         160,000        7,750
 and Treasurer
Dennis M. Seremet....... 1997 $ 130,000    $ 130,000       $ --           --     $   145,819      $ 8,000
 Vice President and      1996   130,000      130,000         --        60,000         15,600        7,750
 Controller              1995   119,800      119,800         --           --          12,000        7,750

--------
(1) Incentive compensation is reflected in the year earned. All incentive compensation earned for the periods presented was paid in March of the subsequent calendar year.
(2) 33 1/3% of the options vest on each of December 31, 2000, 2001 and 2002 with vesting based upon continued employment. The options expire in May 2006 and are exerciseable at $10.625 per share.
(3) For the years 1996 and 1995, the column represents the vested portion of the 1993 Performance Shares awarded in the Management Equity Incentive Plan. For this table, the 1993 Performance Shares were assigned values of $13.00 per share and $10.00 per share for 1996 and 1995, respectively. The values assigned represent the respective closing prices of NVR Common Stock on December 31, 1996 and 1995.
(4) For the year 1997, the column represents the vested portion of the 1994 Performance Shares awarded in the 1994 Management Equity Incentive Plan. For this table, the 1994 Performance Shares were assigned a value of $21.875 per share for 1997. The value assigned represents the closing price of NVR Common Stock on December 31, 1997.
(5) Amount contributed to the Profit Sharing Trust Plan and the Employee Stock Ownership Plan.
(6) Mr. Cannizzo ceased being an executive officer as of September 30, 1997.

STOCK OPTION GRANTS, EXERCISES AND YEAR-END VALUES

 Aggregated Stock Option Exercises in 1997 and Year-End Stock Option Values


                                                                                      VALUE OF UNEXERCISED IN-
                                                            NUMBER OF UNEXERCISED               THE-
                                                             OPTIONS AT YEAR-END      MONEY OPTIONS AT YEAR-END
                          SHARES ACQUIRED                --------------------------- ---------------------------
NAME                        ON EXERCISE   VALUE REALIZED EXERCISEABLE UNEXERCISEABLE EXERCISEABLE UNEXERCISEABLE
----                      --------------- -------------- ------------ -------------- ------------ --------------
Dwight C. Schar(2)......        --             --          380,381       500,000      $5,422,331    $5,625,000
Michael J. Cannizzo(1)..        --             --           75,000           --        1,069,125           --
William J. Inman........        --             --           75,000       100,000       1,069,125     1,125,000
Paul C. Saville.........        --             --           75,000       175,000       1,069,125     1,968,750
Dennis M. Seremet.......        --             --           14,900        60,000         212,400       675,000

--------
(1) Mr. Cannizzo ceased being an executive officer on September 30, 1997.
(2) Mr. Schar exercised 67,381 options on January 2, 1998.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  The compensation committee is comprised of Mr. Schar, Mr. Moran, Mr. Toups, and Mr. Preiser, all of whom, except Mr. Schar, are outside directors of the Company. During the year ended December 31, 1997, NVR entered into new agreements to purchase lots for a total purchase price of approximately $14,000,000 with Elm Street Development which is controlled by Mr. Moran. As required under the terms of the indenture governing NVR's 11% Senior Notes due 2003, these transactions were approved by a disinterested majority of the Board of Directors. During 1997, NVR purchased developed lots at market prices from Elm Street for approximately $8,100,000.

CERTAIN TRANSACTIONS

  During the year ended December 31, 1997 the law firm of Sack & Associates billed NVR approximately $375,000 in fees and expenses for legal services. Mr. Sack, a non-employee executive officer of NVR, was a principal of Sack & Associates during that period.

  During the year ended December 31, 1997, the Company repurchased 1,381,306 shares of Common Stock at a total cost of $19,162,481 from Franklin Resources, Inc., who at the time of the respective repurchase transactions held more than a five percent beneficial ownership interest in the outstanding equity of the Company. These transactions were conducted pursuant to various equity repurchase programs adopted by the Board of Directors, and were specifically approved by the Board. Further, the Company retained an investment banking firm of national standing who concluded in a written opinion that the aforementioned repurchase transactions were fair to the Company from a financial point of view.

EMPLOYMENT ARRANGEMENTS

  NVR has an employment agreement with Mr. Schar effective January 1, 1996 to serve as Chairman, President and Chief Executive Officer. The agreement continues through January 1, 2002. The agreement provides for an annual minimum base salary of $681,000 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Schar's salary made by the Compensation Committee to reflect a merit increase. Mr. Schar's salary is now $750,000. If Mr. Schar's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his annual base salary. If Mr. Schar terminates his employment in connection with or within one year after a change in control of NVR, he would be entitled to 200% of his annual base salary in effect for the year in which such termination occurs, payable in 12 monthly installments. Mr. Schar agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change in control, or two years if he is terminated for cause, as defined below.

  NVR has an employment agreement with Mr. Saville effective January 1, 1995 to serve as NVR's Senior Vice President, Chief Financial Officer and Treasurer. The agreement continues through January 1, 2001. The agreement provides for an annual minimum base salary of $225,800 and an annual bonus of up to 100% of base salary. There have been subsequent adjustments to Mr. Saville's salary made by the Compensation Committee to reflect merit increases. Mr. Saville's base salary is now $270,000. If Mr. Saville's employment is terminated without cause, as defined in the agreement, prior to January 1, 2001, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Saville voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Saville's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Saville agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below.

  NVR has an employment agreement effective November 13, 1995 with Mr. Inman to serve as president of NVRFS. The agreement continues until January 1, 2002. The agreement provides for an annual minimum base salary of $277,800 and an annual bonus of up to 100% of base salary. There has been a subsequent adjustment to Mr. Inman's salary made by the Compensation Committee to reflect a merit increase. Mr. Inman's base salary is now $289,000. If Mr. Inman's employment is terminated without cause, as defined in the agreement, prior to January 1, 2002, he would be entitled to receive in twelve monthly installments an amount equal to 200% of his base salary. If Mr. Inman voluntarily terminates his employment within one year after a change in control of the Company accompanied by a significant reduction in Mr. Inman's responsibilities, he would be entitled to 200% of his then annual base salary payable in twelve equal monthly installments. Mr. Inman agreed that he will not compete with NVR during the term of his employment and for one year thereafter if termination is voluntary, without cause or within one year of a change of control, or two years if he is terminated for cause, as defined below.

  In each of the above described employment agreements, termination for "cause" may result if the executive officer subject to the respective employment agreement is convicted of any felony, other crime involving moral turpitude, or any crime or offense which results in his incarceration for more than three months, is guilty of gross misconduct in connection with the performance of his duties as described within the respective employment agreement, or if the executive officer materially breeches affirmative or negative covenants or undertakings set forth in his respective employment agreement.

                            STOCK PERFORMANCE GRAPH

         COMPARISON OF CUMULATIVE TOTAL EQUITYHOLDER RETURN ON EQUITY

  The following chart graphs NVR's performance in the form of cumulative total return to equityholders since NVR completed its restructuring on September 30, 1993 in comparison to the Dow/Home Construction Index and the Dow Jones Industrial Index for that same period. The Dow/Home Construction Index includes Pulte Homes, Walter Industries, Inc., Centex, Clayton Homes, Kaufman and Broad, Champion Enterprises, Inc., Lennar Corp., and Oakwood Homes, Corp.

                           [LINE GRAPH APPEARS HERE]


--------------------------------------------------------------------------------------------------------------------------------
                    Sept. 30, 1993(a)  Dec. 30, 1993      Dec. 31, 1994      Dec. 29, 1995      Dec. 31, 1996      Dec. 31, 1997
--------------------------------------------------------------------------------------------------------------------------------
NVR                      $100             $ 95.12            $ 53.66            $ 97.56             $126.83           $213.41
Dow Homes                $100             $106.88            $ 72.67            $107.96             $103.89           $161.90
Industrial Average       $100             $105.53            $110.85            $151.80             $195.38           $243.98

  (a) Assumes that $100 was invested in NVR stock and the indices on September 30, 1993, the day NVR, Inc. completed its restructuring and issued a new class of equity securities.

  (1) The values assigned to the Dow Homes and the Dow Jones Industrial Average were $106.88 and $105.53, respectively, at December 30, 1993.

                       APPROVAL OF INDEPENDENT AUDITORS

                                 (PROPOSAL 2)

  At the meeting, the Board of Directors of the Company will recommend shareholder ratification of the appointment of KPMG Peat Marwick LLP as independent auditors for the Company for the year 1998. Representatives of KPMG Peat Marwick LLP are expected to be present at the meeting to respond to shareholders' questions and will have an opportunity to make a statement.

                THE BOARD OF DIRECTORS RECOMMENDS VOTING "FOR"
            THE APPROVAL OF KPMG PEAT MARWICK LLP AS THE COMPANY'S
                        INDEPENDENT AUDITORS FOR 1998.

                             SHAREHOLDER PROPOSALS

  Proposals of holders of Common Stock intended to be presented at the next annual meeting of shareholders of the Company must be received by the Company on or before December 15, 1998, and must comply with applicable rules of the Securities and Exchange Commission in order to be included in the Company's Proxy Statement and form of proxy relating to the 1999 annual meeting of shareholders.

                                 OTHER MATTERS

  Management knows of no other business to be presented for action at the meeting; but if any other business should properly come before the meeting, it is intended that the proxies will be voted in accordance with the best judgment of the persons acting thereunder.

  COPIES OF THE COMPANY'S MOST RECENT ANNUAL REPORT ON FORM 10-K, INCLUDING THE FINANCIAL STATEMENTS AND SCHEDULES THERETO, WHICH THE COMPANY IS REQUIRED TO FILE WITH THE SECURITIES AND EXCHANGE COMMISSION, WILL BE PROVIDED WITHOUT CHARGE UPON THE WRITTEN REQUEST OF ANY SHAREHOLDER. SUCH REQUESTS MAY BE SENT TO INVESTOR RELATIONS, NVR, INC., 7601 LEWINSVILLE ROAD, MCLEAN, VIRGINIA, 22102.

                                          By Order of the Board of Directors,

                                          /s/ James M. Sack
                                          James M. Sack
                                          Vice President, Secretary and
                                           General Counsel

McLean, Virginia
April 3, 1998

SKU #3570-PS-98

NVR, INC.

Proxy for Annual Meeting of Shareholders

May 5, 1998

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints James M. Sack, Paul C. Saville and Dennis
M. Seremet, or any of them, as proxies each with the power to appoint his substitute, and hereby authorizes each of them to represent and vote, as designated on the reverse side, all of the shares of common stock of NVR, INC. held of record by the undersigned on March 2, 1998 at the Annual Meeting of Shareholders to be held at NVR Corporate Headquarters, 7601 Lewinsville Road, Suite 300, McLean, Virginia, 22102, on Tuesday, May 5, 1998, at 11:30 A.M., or at any adjournment or adjournments thereof.

--------------------------------------------------------------------------------


(Reverse)
If no choice is indicated, this proxy shall be deemed to grant authority to vote FOR the election of director nominees, to vote FOR the proposal to ratify the appointment of KPMG Peat Marwick LLP as independent auditors for the year 1998, and to vote in the discretion of the named proxies as to any other matters that come before the meeting.

1. ELECTION OF DIRECTORS (For a term of 3 years)

   Nominees: Manuel H. Johnson, David A. Preiser and John M. Toups

            FOR                WITHHELD
         [________]           [________]



  [_____]   _____________________________________________________________
            (To withhold authority to vote for any individual nominee(s), print the name(s) in the space above.)

2. PROPOSAL TO RATIFY THE APPOINTMENT OF KPMG PEAT MARWICK LLP AS INDEPENDENT AUDITORS FOR THE YEAR 1998.

            FOR                AGAINST            ABSTAIN

         [________]           [________]         [________]


The shares represented by this proxy card will be voted in the discretion of the named proxies as to any other matters that come before the meeting or any adjournment(s) thereof.

The shareholder's signature should be exactly as the name appears at left. When shares are held by joint tenants, both should sign. When signing as attorney, as executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.


Signature _____________________________  Date ______

Signature _____________________________  Date ______